Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 15 DATED DECEMBER 2, 2019
TO THE PROSPECTUS DATED APRIL 11, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 11, 2019, as supplemented by Supplement No. 1 dated April 11, 2019, Supplement No. 2 dated May 2, 2019, Supplement No. 3 dated May 17, 2019, Supplement No. 4 dated June 3, 2019, Supplement No. 5 dated June 14, 2019, Supplement No. 6 dated July 2, 2019, Supplement No. 7 dated August 1, 2019, Supplement No. 8 dated August 15, 2019, Supplement No. 9 dated September 3, 2019, Supplement No. 10 dated September 4, 2019, Supplement No. 11 dated September 17, 2019, Supplement No. 12 dated October 2, 2019, Supplement No. 13 dated November 1, 2019 and Supplement No. 14 dated November 20, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I, Class T and Class D shares for the month of November 2019.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I, Class T and Class D shares of our common stock on each business day for the month of November 2019:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*
November 1, 2019	$14.45	$14.53	$14.48	$14.53
November 4, 2019	$14.44	$14.52	$14.47	$14.52
November 5, 2019	$14.42	$14.50	$14.45	$14.49
November 6, 2019	$14.42	$14.51	$14.46	$14.50
November 7, 2019	$14.41	$14.49	$14.44	$14.48
November 8, 2019	$14.41	$14.49	$14.44	$14.48
November 11, 2019	$14.41	$14.49	$14.44	$14.48
November 12, 2019	$14.40	$14.49	$14.43	$14.47
November 13, 2019	$14.41	$14.50	$14.45	$14.48
November 14, 2019	$14.42	$14.51	$14.45	$14.50
November 15, 2019	$14.43	$14.51	$14.46	$14.50
November 18, 2019	$14.43	$14.52	$14.47	$14.51
November 19, 2019	$14.44	$14.52	$14.47	$14.51
November 20, 2019	$14.44	$14.52	$14.47	$14.51
November 21, 2019	$14.42	$14.50	$14.45	$14.49
November 22, 2019	$14.42	$14.50	$14.45	$14.49
November 25, 2019	$14.42	$14.50	$14.45	$14.49
November 26, 2019	$14.44	$14.52	$14.47	$14.51
November 27, 2019	$14.44	$14.53	$14.47	$14.51
November 29, 2019	$14.44	$14.52	$14.47	$14.51
*Class D shares are currently being offered pursuant to a private placement offering.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com for our publicly offered shares and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website for our publicly offered shares.